LICENSE AGREEMENT

      This License Agreement is entered into as of April 30, 1999 between IEM, Inc., a Florida corporation having its principal place of business at 6401 East Rodgers Circle, Suite 17, Boca Raton, FL 33487 (hereinafter "Licensor") and Ergovision, Inc., a Delaware corporation having its principal place of business at One Fairchild Court, Plainview, New York 11803 (together with any successors and permitted assigns hereunder, hereinafter "Licensee").

                                    RECITALS

      Jerrold S. Pine ("Pine") is the owner of United States Patent No. 5,488,496 covering the Licensed Technology (as defined below). Pine has licensed the patent to Licensor on an exclusive basis for use in the manufacture, installation and sale on portable computers. Licensee desires to obtain from Licensor, and Licensor is willing to grant to Licensee, on the terms and conditions set forth in this Agreement, a license to use the technology covered by the patent on portable computers for distribution in the United States.

                               TERMS OF AGREEMENT

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of Licensor and Licensee as hereinafter set forth, it is hereby agreed as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      For the purpose of this Agreement, the following defined terms shall have the following meanings indicated below:

1.1 "Agreement" shall mean this License Agreement, as the same may be amended or modified from time to time.

1.2 "Confidential Information" shall mean all information, whether of a technical, commercial or other nature, relating in any way to the business and products of a party, and shall include, without limitation, any concepts, ideas, drawings, models, designs plans, proposals, devices, formulas, processes, methods, techniques, know-how, and any marketing, sales, cost, pricing or customer information.

1.3 "Effective Date" shall mean the date first written above, which shall be the effective date of this Agreement.

1.4 "Contract Period" shall mean the period beginning with the Effective Date and ending on the date on which this Agreement terminates in accordance with the provisions of Article 11.

1.5 "Improvements" shall mean any and all inventions, discoveries or improvements, whether or not patented, coming within the scope of the Patent.

1.6 "License" shall mean the license granted by Licensor to Licensee pursuant to this Agreement.

1.7 "Licensed Technology" shall mean the technology permitting the selective display of images on a liquid crystal display through the use of a movable polarizing screen affixed to such display, which technology is claimed in the Patent, and any Improvements relating thereto.

1.8 "Patent" shall mean U.S. Patent No. 5,488,496 and all patents which may be issued with respect to any Improvements, and any continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof.

1.9 "Product" shall mean any portable computer which contains the Licensed Technology.

1.10 "Territory" shall mean the Exclusive use for the United States and uncontested use in the rest of the world.

1.11 "Trademark" shall mean the mark Invisiview and any other tradenames, or trademarks used in connection with the Product.

                                    ARTICLE 2
                                GRANT OF LICENSE

2.1 Grant of Exclusive License. Subject to the terms and conditions of this Agreement and to the extent permitted by law, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, an exclusive license ( the "Exclusive License") to use the Patent and Improvements to manufacture, have manufactured, install and offer for sale and sell Products within the Territory during the Contract Period.

2.2 Reservation of Rights. Subject to the License granted by Licensor to Licensee hereunder, Licensor reserves all rights in and to the Patent and the Improvements and the technology covered thereby and nothing contained in this Agreement shall be construed to convey to Licensee or any of its sublicensees any rights in or to (i) the Patent or the Improvements or the technology covered thereby for use other than in Products or (ii) in any other technology or patents thereon which pine or Licensor may develop or acquire any interests in at any time unless the same constitutes an Improvement.

2.3 Right to Sublicense. Licensee shall have the right during the Contract Period to grant a sublicense of all or any portion of its rights under this Agreement to any third party without the prior written consent of Licensor, provided, however that as a condition to granting such sublicense, that any sublicensee undertake in the sublicense agreement obligations identical to the obligations of Licensee under Article 4,6,8,9,11 and 13 of this Agreement and expressly naming Licensor as a third-party beneficiary thereof.

2.4 Warranty Disclaimer. Licensor represents and warrants that it is not aware of the Patent infringing upon the rights of any third party; however, nothing contained in this Agreement shall be construed as a representation or warranty by Licensor that the manufacture, use, sale or other disposition of Products does not infringe the patent or other intellectual property rights of third parties, and Licensor expressly disclaims any and all such warranty.

                                    ARTICLE 3
                                     PAYMENT

      In consideration for the License granted by Licensor to Licensee hereunder, Licensee agrees to pay Licensor Thirty Six Thousand Dollars ($36,000) and Licensor grants Licensee a paid up royalty free Exclusive License for the Contract Period in accordance with the terms and conditions of this Agreement. Licensor acknowledges payment of Ten Thousand Dollars ($10,000) previously received by Licensor from Licensee in accordance with the terms and conditions of an Option Agreement dated as of April 24,1998 which payment is credited against the above amount, leaving a balance due of Twenty Six Thousand Dollars ($26,000) payable as follows:

      A. Ten Thousand Dollars ($10,000) simultaneously with the exercise of the Option; and

      B. Fifteen Thousand Dollars ($15,000) payable at the rate of One Thousand Dollars ($1,000) per month, in fifteen monthly payments, commencing June 15, 1999; and

      C. One Thousand Dollars ($1,000) payable by the issuance of Ten Thousand (10,000) restricted shares ("Shares") of Licensor's Common Stock, $.001 par value issued to Jerrold S. Pine which Licensee agrees to. The Licensor and Pine acknowledge that restrictions on further transactions involving the Shares may be imposed by applicable federal and state securities laws.

                                    ARTICLE 4
                      MATERIALS AND CONTRACT MANUFACTURERS

      Licensor shall provide to Licensee within five days following written request a list of possible vendors for material to modify portable computers to incorporate the Licensed Technology; however it is the Licensee's complete responsibility to secure vendors and bring the Licensed Technology to market.

                                    ARTICLE 5
                               CONSULTING SERVICES

      Upon making the full payment due in Article 3, Licensor will cause Pine to assist Licensee for up to ten (10) working days in the first year thereafter (such days shall be mutually and reasonably acceptable to Licensor and Licensee) to select the contract manufacturers and provide technical information in order for Licensee to commence production, licensing and/or sale of Products under this Agreement. This assistance will be provided by Pine at the rate of $1,000 per day plus expenses (including, without limitation, all coach airfare, reasonable hotel and rental car expenses and $75/day for food expenses).

                                    ARTICLE 6
                                 CONFIDENTIALITY

6.1 Nondisclosure of Confidential Information. Each party (the "Recipient Party") acknowledges that it may , as a result of this Agreement or otherwise, be given access to Confidential Information of the other party (the "Disclosing Party"). The Recipient Party agrees that at all times during and after the term of this Agreement, it shall (i) not directly or indirectly disclose to others any Confidential Information of the Disclosing Party, (ii) not directly or indirectly use any Confidential Information of the Disclosing Party other than as contemplated by this Agreement and (iii) exercise diligent precautions to safeguard and protect the confidentiality and integrity of the Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the Recipient Party shall have the right to make disclosures of the Confidential Information on a strict "need to know" basis to (i) its advisors and employees; provided, however, that the Recipient Party will inform such advisor or employee of the confidential nature of the disclosures and that such advisor or employee must abide by the terms of this Agreement and not disclose the Confidential Information to any other person, and (ii) with the Disclosing Party's prior written approval (which shall not be unreasonably withheld or delayed), the Recipient Party's suppliers and contractors to whom such disclosure is necessary for there performance of this Agreement; provided, however, that the Recipient Party shall first obtain from each supplier or contractor confidentiality agreements with respect to the Confidential Information in the form and substance reasonably satisfactory to the Disclosing Party, and the Recipient Party shall promptly deliver copies of all such confidentiality agreements to the Disclosing Party.

      6.2 Exceptions. The Recipient Party shall not be held to a duty of confidentiality for any Confidential Information that: (a) was known to the Recipient Party prior to such disclosure; or (b) becomes or has become generally available or known in the industry other than as a result of disclosure by the Recipient Party or any of its employees, agents or Affiliates; or (c) after its disclosure to the Recipient Party, is received by the Recipient Party in an integrated form from an independent third party whose disclosure of such Confidential Information shall not constitute a direct or indirect breach by that third party of any duty of confidentiality owed to the Disclosing Party.

      6.3 Unique Character of Confidential Information. The Recipient Party acknowledges that the Confidential Information to be disclosed by the Disclosing Party is of a special and unique character which gives it a peculiar value and that consequently any wrongful use or disclosure of the Confidential Information will cause irreparable injury not readily compensable in monetary damages. Accordingly, whether in a court action or arbitration, the Disclosing Party shall be entitled to the remedies of injunction, specific performance and other equitable relief to redress any such breach, and no proof of special damages shall be necessary for the enforcement of or for any action upon such obligations and no posting of any bond or other security shall be required of the Disclosing Party in any such action. The provisions of this Article 6 shall not, however, be construed as a waiver of any of the other rights which the Disclosing Party may have against any party for damages or otherwise.

                                    ARTICLE 7
                        LICENSOR REPRESENTS AND WARRANTS

      Licensor represents and warrants that it is the exclusive licensee of all right, title and interest, in and to the Patent for the manufacture and sale of Products throughout the Territory, and holds such rights free and clear of all liens or encumbrances of whatsoever kind. Licensor confirms that it has not granted to any party any sublicense or other rights in or to the Licensed Technology for the manufacture, installation and sale of Products and covenants that it will not grant any such sublicense or other rights to any party for the manufacture, installation or sale of Products in the Territory.

                                    ARTICLE 8
                         CONDUCT OF LICENSEE'S BUSINESS

      8.1 Compliance with Laws. Licensee represents and warrants to Licensor that in Licensee's performance of its obligations under this Agreement, Licensee shall comply with any and all pertinent laws, rules and regulations applicable to it.

      8.2 Insurance. Licensee shall at all times during the term of this Agreement, subsequent to the commencement of sales of Products, maintain general liability insurance (including product liability insurance) (naming Licensor and Pine as additional named insured) in an amount of not less than $500,000 per occurrence, nor less than $1,000,000 in the aggregate. Licensee shall promptly provide Licensor with copies of all such policies prior to the commencement of sales of Products.

      8.3 Indemnity. Notwithstanding anything to the contrary set forth herein, Licensee shall indemnify and hold harmless Licensor and its officers, directors, employees and agents from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments settlement, costs and expenses of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses) that Licensor or any other such indemnified party may incur as a result of (i) the breach by Licensee of any representation, warranty or covenant made or undertaken by it in this Agreement or by the breach of any sublicensee of any representation, warranty in covenant made or undertaken by any such sublicensee in any sublicensee agreement, (ii) the violation by Licensee of any law, rule or regulation applicable to it, or (iii) any product liability, advertising or any other claim with respect to any Product installed, manufactured, offered for sale or sold by Licensee.

                                    ARTICLE 9
                                     PATENT

      9.1 Payment of Maintenance Fees. If Licensor shall fail to prosecute or pay the maintenance fees when due with respect to the Patent, Licensor shall notify Licensee sixty (60) days prior to such date in writing and Licensee shall have the right to continue to maintain such Patent at its own expense.

      9.2 Notice of Infringement. Each party shall notify the other party in writing within thirty (30) days of any suspected infringement(s) of the Patent or of any claim by a third party that the Patent infringes the rights of others and shall inform the other party of any evidence of such infringement(s). Licensee shall examine any product the manufacture or sale of which is thought by Licensor to constitute a possible infringement and inform Licensor whether such product was manufactured or sold by Licensee and shall inform Licensor whenever any person or entity identified by Licensor as manufacturing or selling a product thought by Licensor to be a possible infringement is or was at any time a customer or sublicensee of Licensee.

      9.3 Prosecution of Infringement Actions. Licensee may, but shall have no obligation to, sue third parties alleged to be infringers of the Patent. In any action brought by Licensee (a) Licensee shall retain full control thereof, including the settlement or other disposition of the action, (b) all costs and expenses shall be for the account of Licensee, and (c) any recovery shall be for the account of Licensee. Licensor shall, at Licensee's own expense, lend such cooperation and assistance to Licensor in the prosecution of any such infringement suit as Licensee shall reasonably request; provided, that, Licensee shall reimburse Licensor for the reasonable out-of-pocket expenses incurred by Licensor in providing such cooperation and assistance. If Licensee shall fail to institute suit to enjoin such infringement within 90 days after written notification thereof by Licensor, then Licensor shall have the right to bring suit in its own name. If in the case of any such suit brought by Licensor, any recovery shall be for the account of Licensor.

                                   ARTICLE 10
                                    TRADEMARK

      10.1 Trademark Ownership. Licensor does hereby agree to and does grant Licensee an exclusive license to use, or sublicense others to use,the Trademark in the Territory for the Product simultaneously with this Agreement and will sign any additional documents required. Licensee shall have the right to file a trademark application covering the Trademark in the name of Licensor which is licensed under this Agreement.

      10.2 Discontinuance of Use of the Trademark. Upon termination of this Agreement, Licensee will discontinue the use of the Trademark and reassign the Trademark to Licensor.

                                   ARTICLE 11
                              TERM AND TERMINATION

      The following provisions relate the term and termination of this
Agreement:

      11.1 Term. Unless sooner terminated in a manner herein provided, the term of this Agreement shall be from the date of this Agreement until the expiration of the Patent and any patents covering any Improvements (such period being referred to herein as the "Term").

      11.2 Termination. The license granted to Licensee under this Agreement may be terminated:

            (a) by mutual agreement of the Licensor and Licensee; or

            (b) by either Licensor or Licensee if the other has breached or failed to punctually perform any of its duties or obligations under this Agreement and such breach remains uncured or such failure to perform continues for at least thirty (30) days after the aggrieved party has given written notice to the other party; or

            (c) by either Licensor or Licensee if the other becomes insolvent or becomes the subject of a voluntary or involuntary petition in bankruptcy for its reorganization or liquidation, or makes any assignment for the benefit of its creditors, or if a trustee or receiver of its property is appointed, or takes or is subjected to any other similar action based upon its inability to meet its financial obligations; unless all of the above does not prevent the ongoing business of Licensor or Licensee or to continue; or

            (d) by Licensor, if Licensee provides a sublicense to any party other than in accordance with the terms of this Agreement.

                                   ARTICLE 12
                                 NON-COMPETITION

      Licensor hereby covenants and agrees that during the Term of this Agreement, it shall not, and it shall use reasonable efforts to cause its affiliates not to, directly or indirectly manufacture, market or distribute Products within the Territory.

                                   ARTICLE 13
                            MISCELLANEOUS PROVISIONS

      The following miscellaneous provisions shall apply to this Agreement:

      13.1 Notices. Any notices, demands, or other communications required or permitted hereunder shall be in writing and shall be (i) sent by telecopy (and confirmed by one of the following three methods), (ii) hand delivered, (iii) sent by Federal Express, Express Mail or similar overnight delivery service for priority next business day delivery, or (iv) sent by certified or registered mail, return receipt requested, in any case addressed as follows (or to such other address a party shall have designated by notice given to the other party pursuant hereto), and shall be deemed given (i) when received at the recipient's telecopy number if received before 5:00 p.m. or otherwise at 9:00 a.m. on the next business day, (ii) when delivered if hand delivered, (iii) the next business day after being sent if given by Federal Express, Express Mail or other overnight delivery service or (iv) the date received if sent by certified or registered mail, return receipt requested:

  If to the Licensee:                    If to the Licensor:

  Ergovision, Inc.                       IEM, Inc.
  One Fairchild Court                    6401 East Rogers Circle

  Plainview, New York  11803             Suite 17, Boca Raton, FL  33487
  Telecopy:   (516) 349-9191             Telecopy:   (561)  997-6567
  Attention: Mark H. Levin, President    Attention: Jerrold S. Pine, President

      13.2 Amendment, Modification or Waiver. No amendment, modification or waiver of any condition, provision or terms of this Agreement shall be valid or of any effect unless made in writing and signed by both parties. Any waiver by any party of any default of another party shall not affect or impair any rights arising from any subsequent default. Nothing herein shall limit the remedies and rights of the parties hereto under and pursuant to this Agreement.

      13.3 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior writings, discussions, agreements and understandings between the parties with respect to such subject matter hereof.

      13.4 Captions, Headings, or Titles. All captions, headings or titles in the sections of the Agreement are inserted for convenience of reference only and shall not determine the construction or interpretation of this Agreement or a limitation of scope of the particular sections to which they apply.

      13.5 Counterparts. This Agreement may be executed in one or in more counterparts, each of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile signatures of the undersigned parties will have the same force and effect as original signatures.

      13.6 Governing Law. This Agreement and any modifications and additions thereto shall be governed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof or the actual domiciles of the parties hereto.

      13.7 No Waiver. A waiver of any breach or failure of any term or condition of this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or conditions of this Agreement. A delay or failure to exercise any right or remedy hereunder shall not impair such right o remedy or be construed as a waiver thereof or an acquiescence in a default.

      13.8 No Third Party Beneficiaries. No entity other than the parities hereto and Pine is intended to be, or shall be deemed to be, a beneficiary of any provision of this Agreement.

      13.9 Assignment. This Agreement may be assigned by Licensee without the prior written consent of Licensor. This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and assigns.

      13.10 Relationship of the Parties. This Agreement shall not be construed as constituting any party as a partner of the other or to create any other form of legal association that would impose liability upon one party for the act or failure to act of another or as providing any party with the right, power or authority to create any duty or obligation of another party.

      13.11 Corporate Action. Licensor and Licensee each represent and warrant to the other party that they have full power and authority to enter in this Agreement and carry out the transaction contemplated hereby, and that all necessary corporate action has been duly taken in this regard.

                                   ARTICLE 14
                   INVESTMENT INTENT; RESTRICTIONS ON TRANSFER

      14.1 Investment Representation. Pine (i) represents and warrants to the Licensor that he is acquiring all of the Shares of Ergovision Stock to be issued to him pursuant to the provisions of this Agreement for his own account and for the purposes of investment and not with a view to, or for sale in connection with, any distribution thereof, and (ii) agrees that he will not at anytime sell or otherwise transfer, or permit the sale or other transfer of, such shares of Ergovision Stock other than in transactions that are not in violation of the Securities Act ("Act") of 1933 or the provisions of any other applicable securities laws, rules or regulations. The Shares are subject to Rule 144 under the Act which presently requires a holding period of twelve months before resale.

      14.2 Stock Legend. All certificates representing Shares of Ergovision Stock to be delivered to Pine under this Agreement shall bear the following legend:

                  "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state and may not be sold, assigned, transferred, pledged or otherwise disposed of except in compliance with, or pursuant to an exemption from, the requirements of such Act or such laws."



Licensee:                                 Licensor:
Ergovision, Inc.                          IEM, Inc.


By: /s/ Mark H. Levin                     By: /s/ Jerrold S. Pine
   -------------------------------           -------------------------------
Mark H. Levin, President                  Jerrold S. Pine, President